Exhibit 99.2

News Release

Contacts:
Media:	Investor Relations:
Robert C. Ferris	Elena Doom
(973) 455-3388	(973) 455-2222
rob.ferris@honeywell.com	elena.doom@honeywell.com

HONEYWELL TO REDEEM ITS 5.625% NOTES DUE 2012

MORRIS TOWNSHIP, N.J. – February 24, 2011 – Honeywell (NYSE: HON) today announced that it is exercising its option to redeem the entire outstanding principal amount of its 5.625% Notes due 2012 (CUSIP No. 438516AV8 / ISIN No. US438516AV85) (the “Notes”), of which an aggregate principal amount of $183,580,000 are outstanding.

The redemption date will be March 28, 2011. The “make-whole premium” redemption price will be equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes discounted to the date of redemption, on a semiannual basis, at a rate equal to the sum of the applicable Treasury Rate (as defined in the Notes) plus 12.5 basis points. Accrued interest will be paid to but excluding date of redemption. The Treasury Rate will be calculated on the third business day preceding the date of redemption.

On the redemption date, the “make-whole premium” redemption price will become due and payable. Interest on the Notes will cease to accrue on and after the redemption date. Payment of the “make-whole premium” redemption price plus accrued interest will be made upon presentation and surrender of the Notes at the principal payment office of the trustee:

DB Services Americas, Inc.

MS: JCK01-0218

5022 Gate Parkway, Suite 200

Jacksonville, FL 32256

Honeywell (www.honeywell.com) is a Fortune 100 diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes, and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell’s shares are traded on the New York, London, and Chicago Stock Exchanges. For more news and information on Honeywell, please visit www.honeywellnow.com.

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current economic and industry conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

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